CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
China Water and Drinks Inc. and Subsidiaries

We consent to the reference to our firm under the caption “Experts” and the inclusion in this Registration Statement of China Water and Drinks Inc. on Form SB-2 to be filed on or about September 13, 2007, our report dated May 26, 2007, relating to the consolidated financial statements of Olympic Forward Trading Company, Limited as of and for the fiscal years ended December 31, 2006 and 2005.

/s/ Madsen & Associates CPA'S Inc.
MADSEN & ASSOCIATES CPA’s, INC.
Certified Public Accountants

Salt Lake City, Utah
September 13, 2007